Exhibit 17.2

December 1, 2016

To the Members of the Board of

Microphase Corporation

Dear Gentlemen of the Board:

This letter shall serve as notice that I hereby resign from my position as a member of the Board of Directors of Microphase Corporation (the “Company”) effective immediately upon the Company’s filing with the Securities and Exchange Commission (the “SEC”) of Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 28, 2016. The resignation is not the result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ James Ashman

James Ashman